Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
City Telecom (H.K.) Limited:
We consent to the use of our report dated November 5, 2009, with respect to the consolidated balance sheets of City Telecom (H.K.) Limited and its subsidiaries as of August 31, 2008 and 2009, and the related consolidated income statements, the consolidated statements of changes in equity and the consolidated cash flow statements for the years ended August 31, 2008 and 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
/s/KPMG
Hong Kong, China
February 8, 2010